Exhibit 99.1

                  U. S. STEEL TO ACQUIRE NATIONAL STEEL ASSETS

     PITTSBURGH, Jan. 9, 2003 - United States Steel Corporation (NYSE: X) announced today that it has signed an Asset Purchase Agreement (APA) with National Steel Corporation (National) to acquire substantially all of National's steelmaking and finishing assets for approximately $950 million, which includes the assumption of liabilities of approximately $200 million. Net working capital will account for at least $450 million of this amount. With these assets, U. S. Steel will have total annual raw steel production capability of approximately 25 million tons, making it the fifth largest steelmaker in the world.
     The transaction, which is targeted for completion early in the second quarter of 2003, is contingent on the successful negotiation of a new labor contract with the United Steelworkers of America, the approval of the bankruptcy court and other customary regulatory approvals.
     "The acquisition of these assets will be a significant step forward in our strategy to grow profitably and to strengthen our position as a leading global provider of high value-added steel products," said U. S. Steel Chairman Thomas
J. Usher. "From the onset, the acquisition will enhance our ability to serve the current and future needs of our North American customers in key industries such as automotive, container, appliance and construction, while building upon our existing leadership position in these markets.
     "I believe this acquisition is also consistent with National's objective to develop a restructuring plan that is in the best interest of all its stakeholders and with the Bush administration's call for consolidation in the domestic steel industry."
     Based on a preliminary assessment, the company expects combined annual cost savings of approximately $170 million within two years of completing the transaction. These savings are expected to result from a number of actions including increased scheduling and operating efficiencies, the elimination of redundant overhead costs, the reduction of freight cost and the negotiation of an improved labor contract covering employees at the acquired National facilities. The transaction is expected to be accretive to U. S. Steel's earnings and cash flow within the first year.
     "The consolidation of National's assets into U. S. Steel will create real opportunities to improve product quality and customer service, to increase productivity and to earn an attractive return for our shareholders," added Usher. "But turning these opportunities into reality will require the efforts of all employees of the combined businesses.
     "We have had an ongoing dialogue with the Steelworkers union concerning our desire to participate in the consolidation process - a process that is necessary for the survival of the domestic steel industry. We know that the union is fully aware of National's difficult position and we are confident that they will recognize that this acquisition presents an excellent opportunity for the future of the National employees, their families, and their communities. We are convinced the Steelworkers union understands the need for change in the integrated industry's labor cost structure and that they are ready and able to provide leadership in effecting this necessary change. We believe that - working together with the Steelworkers and the other unions representing National's workers - we will be able to make these facilities competitive and profitable in a post-201 environment."
     Under the terms of the APA, U. S. Steel will acquire the following: facilities at National's two integrated steel plants, Great Lakes Steel, in Ecorse and River Rouge, Mich., and the Granite City Division in Granite City, Ill.; the Midwest finishing facility in Portage, Ind., near Gary, Ind.; ProCoil Corporation in Canton, Mich., and various other subsidiaries; and joint-venture interests including National's share of Double G Coatings, L.P. in Jackson, Miss.
     The $950 million transaction value will consist of $200 million of assumed liabilities, up to $100 million of U. S. Steel common stock, $25 million of which will be paid into an indemnity escrow account, and the balance in cash.
U. S. Steel will not assume any liabilities related to pension or post-retirement benefit obligations for current National retirees and, consistent with the U. S. Bankruptcy Code, the transaction will exclude all liabilities except as have been agreed to by U. S. Steel. U. S. Steel intends to fund the cash component through a combination of existing cash balances, existing credit facilities, and the issuance of equity-linked and debt securities. As of December 31, 2002, U. S. Steel's liquidity totaled over
$950 million.
     Under Section 363 of the Bankruptcy Code, several steps must be taken before completion of the asset purchase. National Steel will file a motion with the bankruptcy court within the next few days asking the court to approve the APA subject to establishment of a bidding procedure to allow other interested parties to bid on National's assets. National will ask the court to rule on this motion and establish a competitive bidding timeframe. U. S. Steel will use the competitive bidding period to negotiate with the United Steelworkers of America, and based on the outcome of the negotiations, will make a final decision on whether to proceed with the acquisition. The APA provides for fees of up to $15 million payable to U. S. Steel in the event the transaction does not occur under certain circumstances.
     JPMorgan is acting as financial advisor to U. S. Steel on this transaction. United States Steel Corporation is an integrated steel producer with annual raw steelmaking capability of 17.8 million tons. U. S. Steel is engaged in the production, sale and transportation of sheet, plate, tin mill and tubular steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; engineering and consulting services in the United States; and, through its subsidiary U. S. Steel Kosice, the production and sale of steel products and coke in Central Europe. In 2001, United States Steel Corporation generated revenues of $6.4 billion on worldwide steel shipments of 13.5 million tons and reported a net loss of $218 million. Through September 30, 2002, U. S. Steel had net income of $50 million on shipments of
10.9 million tons.
     National Steel Corporation is an integrated steel producer with annual raw steelmaking capability of 6.9 million tons. National Steel, with its principal executive offices in Mishawaka, Ind., is engaged in the production and sale of a wide variety of flat rolled steel products, including hot-rolled, cold-rolled, galvanized, tin and chrome plated steels. In 2001, National generated
$2.5 billion of revenues on steel shipments of 5.9 million tons, all of which were flat rolled product. Its net loss for the year 2001 was $652 million. On March 6, 2002, National and 41 of its domestic subsidiaries filed for voluntary protection for relief under Chapter 11 of the Bankruptcy Code, in the U.S. Bankruptcy Court for the Northern District of Illinois.
                                      -oOo-
     This release contains forward-looking statements with regards to the anticipated acquisition of the assets of National Steel Corporation. Whether such acquisition will be implemented and the timing of such implementation will depend upon a number of factors, many of which are beyond the control of United States Steel Corporation and National Steel Corporation. Among the factors are the negotiation of a new labor agreement between U. S. Steel and the United Steelworkers of America covering the employees of the National facilities; receipt of necessary clearances from the Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act; approval by the Surface Transportation Board under the Surface Transportation Act for the acquisition of the Delray Connecting Railroad (a subsidiary of National); the absence of any injunctions blocking consummation of the acquisition; and the results of the auction process contemplated in National's bankruptcy court filing.
     Statements concerning the potential benefits of the acquisition are also forward-looking statements. Future results will depend upon market conditions, costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices include import levels, future product demand, prices and mix, global and company steel production, plant operating performance, domestic natural gas prices and usage, the resumption of operation of steel facilities sold under the bankruptcy laws, and U.S. and European economic performance and political developments. Steel shipments and prices can be affected by imports and actions of the U.S. government and its agencies. Factors that may affect USSK results are similar to domestic factors, including excess world supply, plus foreign currency fluctuations, matters peculiar to international marketing such as tariffs, and completion of facility projects at USSK. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of United States Steel Corporation for the year ended December 31, 2001, and in subsequent filings by United States Steel Corporation.